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                                                                  Exhibit (e)(3)

                         DISTRIBUTION SERVICES AGREEMENT

     AGREEMENT made this 1st day of August, 2007, by and between Boston Trust Investment Management, Inc., a Massachusetts corporation (the "Adviser"), and Foreside Distribution Services, L.P., an Ohio limited partnership (the "Distributor").

     WHEREAS, the Adviser serves as investment adviser for the Boston Trust and Walden Funds (each a "Fund" and collectively, the "Funds"), open-end investment companies registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, pursuant to a distribution agreement between the Distributor and the Funds currently in effect (the "Distribution Agreement"), the Distributor acts as the principal underwriter and distributor of shares of the Funds, which shares (the "Shares") are registered under the Securities Act of 1933, as amended; and

     WHEREAS, in consideration of Distributor's agreement to provide certain sales and marketing services as described in the Distribution Agreement, the Adviser has agreed to compensate the Distributor to the extent that the Funds are not authorized to so compensate the Distributor;

     NOW THEREFORE, in consideration of the covenants hereinafter contained, the Adviser and the Distributor agree as follows:

1.   Services.

     Distributor will provide the Funds and the Adviser with some or all of the marketing and sales support services set forth in the Distribution Agreement, as the parties agree from time to time.

2.   Compensation and Expenses.

     (a) The Distributor shall be entitled to receive the compensation set forth in the Distribution Agreement or as otherwise agreed to in writing, based on the services selected by Funds and/or the Adviser from time to time

     (b) In accordance with the Distribution Agreement, Adviser hereby agrees that, if the Funds are not authorized to compensate the Distributor in full in accordance with the Distribution Agreement, the Adviser shall compensate the Distributor to the extent that the Funds are not so authorized.

3.   Term and Termination.

     (a) This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to

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pay to Distributor all fees to which Distributor is entitled pursuant to the
Distribution Agreement for services performed through such termination date.

     (b) This Agreement will terminate immediately and automatically in the event the Distributor is expelled as a member of the FINRA, and the Adviser may terminate this Agreement immediately upon written notice in the event the Distributor's FINRA membership is suspended.

     (c) In addition, either party may immediately terminate this Agreement in whole or if the provision of services having substantially the character, form and scope as those set forth hereunder becomes illegal or contrary to any applicable law, or with the service and payment model remaining substantially as reflected herein, a substantial risk that such a violation could occur would be incurred.

     (d) In addition, either party may immediately terminate this Agreement if it has "Cause" to do so, which, for these purposes is defined as being applicable if (i) the other party materially breaches this Agreement and the breach is not remedied within thirty (30) days after the party wishing to terminate gives the breaching party written notice of the breach; (ii) a final judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) the other party makes an assignment for the benefit of its creditors, files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.

     (e) In addition, this Agreement may be terminated by either party upon 30 days written notice to the other party.

4.   Rights and Obligations of the Adviser and the Distributor.

     The Adviser shall be responsible for the accuracy, completeness and propriety of information concerning its organization and sales channels that the Adviser furnishes to the Distributor in connection with the performance of the Distribution Agreement.

5.   Representations and Warranties.

     (a) The Adviser represents and warrants the following:

          (i) this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and

          (ii) this Agreement has been disclosed to the Board of Directors of the Funds (the "Board"), and the Adviser has provided all such information to the Board as may be appropriate


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(or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated hereunder, including amounts expended by the Adviser hereunder.

     (b) The Distributor represents and warrants the following:

          (i) it is presently a duly registered broker-dealer with the FINRA in good standing and covenants that it shall remain so registered and in good standing for the duration of this Agreement, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

          (ii) the Distributor also represents and warrants that it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by the FINRA; and

          (iii) this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

6.   Confidentiality.

     During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of
(i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and reasonably cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.


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     In the event of any unauthorized use or disclosure by a Party of any
Confidential Information of the Other Party, the Disclosing Party shall promptly
(i) notify the Other Party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the Other Party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

7.   Limitation of Liability; Indemnification.

     (a) The Distributor retains the general rights and responsibilities associated with its employment of the Distribution Services Personnel. This Agreement does not contemplate that any individuals become Distribution Services Personnel, or become registered with the Distributor, who are not employed by the Distributor and its affiliates.

     (b) Subject to Section 7(a), the Distributor shall not be liable to the Adviser or the Funds for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement or the Distribution Agreement. As long as the Distributor acts in good faith and complies with laws and regulations applicable to it in connection with its services hereunder and/or under the Distribution Agreement, the Adviser shall indemnify and hold harmless the Distributor and its employees, agents, directors and officers from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred in connection therewith (collectively, "Losses") arising out of or related to the arrangement contemplated under this Agreement and/or the Distribution Agreement, including but not limited to all activities, actions and omissions of the Distribution Services Personnel as registered representatives of the Distributor, except to the extent that Losses result from (i) the Distributor's general responsibilities as employer of Distribution Services Personnel, or (ii) the bad faith, willful misfeasance, gross negligence or reckless disregard by the Distributor of its express obligations and duties hereunder and/or the Distribution Agreement.

8.   Notices.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Adviser, to it at One Beacon Street, 33rd Floor, Boston, Massachusetts, 02108, Attention: President and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attention: Broker Dealer Chief Compliance Officer, with a copy to Foreside Distribution Services, L.P., 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

9.   Assignment.

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.


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This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.  Governing Law.

     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

11.  Miscellaneous.

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

     (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

     (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (e) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                     * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

BOSTON TRUST INVESTMENT MANAGEMENT, INC.   FORESIDE DISTRIBUTION SERVICES, L.P.



By:                                        By:
    ------------------------------------       ---------------------------------
Name: Lucia Santini                        Name: Brian K. Bey
Title: Director                            Title: President



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